SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT





                Date of Report (Date of earliest event reported).
                                 August 17, 1998


                          AIRCRAFT INCOME PARTNERS L.P.
             (Exact name of registrant as specified in its charter)



        Delaware                      0-17785                   13-3430508
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(State or other jurisdiction        Commission                I.R.S. Employer
of incorporation)                   File Number               I.D. Number



             411 West Putnam Avenue, Suite 270, Greenwich, CT 06830
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               (Address of principal executive offices) (Zip Code)



Registrant's Telephone Number
including area code: (203) 862-7444

Item 2.  Acquisition or Disposition of Assets.

Between August 17, 1998 and September 23, 1998, Aircraft Income Partners L.P. ("Registrant") sold its interests in two Boeing 737-200 aircraft, four Boeing 727-200 aircraft (inclusive of an undivided 47.92231% joint venture interest in one aircraft) and one McDonnell Douglas DC9-51 aircraft. Aside from the DC9-51 aircraft, the other six aircraft had an original cost of approximately
$71,235,500, represented 45.03% of the net carrying value of Registrant's aircraft as of the end of June 30, 1998 and, at the time of sale, had a net carrying value of approximately $7,744,000. Registrant's interest in the DC9-51 aircraft consisted of the right to receive deferred payments of $2,549,900 related to a September 1, 1996 installment sale. The sales were made to an unaffiliated third party for gross sales proceeds, exclusive of closing costs, of $18,000,000. Registrant intends to distribute in the fourth quarter of 1998 substantially all of the net sales proceeds from these sales.

Registrant's remaining aircraft portfolio consists of three McDonnell Douglas DC9-30 aircraft, all of which had been leased to Continental Airlines, Inc. Two of the aircraft were returned in September 1998 and the lease of the third aircraft is scheduled to expire in December 1998.

Registrant intends to attempt to sell the three remaining aircraft as promptly as possible with a view towards liquidating Registrant's entire portfolio and winding up the business of Registrant prior to the end of 1999.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      Aircraft Income Partners L.P.
                             By: Integrated Aircraft Fund Management Corp. General Partner


                                      /s/ Allan B. Rothschild
                                      -----------------------
                                      Allan B. Rothschild
                                      Executive Vice President



















Date: October 6, 1998